UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
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     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-12

                            SPARTECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO]
                              SPARTECH CORPORATION
                        120 S. Central Avenue, Suite 1700
                          Clayton, Missouri 63105-1705


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 10, 2004

DEAR FELLOW SHAREHOLDER:

     I cordially invite you to attend the 2004 Annual Meeting of Shareholders of Spartech Corporation to be held at 10:00 a.m. on Wednesday, March 10, 2004, at Washington University's Knight Center, One Brookings Drive, St. Louis, Missouri 63130 for the following purposes:

  1. To elect three Class B directors to serve three-year terms.

  2. To approve an amendment of the Certificate of Incorporation of the Company to increase the authorized number of shares of Common Stock from 45,000,000 shares to 55,000,000 shares. The additional authorized shares would be used: (i) to provide flexibility for the future issuance of stock options and other stock-based compensation and incentive awards, and (ii) for other corporate purposes, all as discussed in the accompanying Proxy Statement.

  3. To approve the Spartech Corporation 2004 Equity Compensation Plan.

     4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the 2004 fiscal year.

  5. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on January 12, 2004 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

  After the formal business of the meeting is covered, I will give a brief update on the Company's first quarter results and then discuss in more detail our strategy for the future. This will include a review of our new "Accountable and Lean" initiatives which will allow us to achieve our operating and financial goals and be successful well into the future.

  I look forward to seeing each of you at the meeting, so please mark your calendar for the second Wednesday in March. However, if you are unable to attend, you can ensure that your shares are represented at the meeting by promptly completing your proxy and returning it in the enclosed envelope.


                                   Sincerely,

                                   /s/ Bradley B. Buechler
                                   Bradley B. Buechler
St. Louis, Missouri                Chairman, President, and
January 23, 2004                   Chief Executive Officer


                              SPARTECH CORPORATION
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 10, 2004

To Our Shareholders:

     The enclosed proxy is solicited by Spartech Corporation on behalf of its Board of Directors for use at the Company's 2004 Annual Meeting of Shareholders. All expenses for the preparation and mailing of this Proxy Statement and form of proxy will be paid by the Company. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies in person or by telephone. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred by them in transmitting proxy materials to the beneficial owners of the Company's Common Stock.

     The persons named in the accompanying proxy were selected by the Board of Directors of the Company. They have advised the Company of their intentions, if no contrary instructions are given, to vote the shares represented by all properly executed and unrevoked proxies received by them for the Board of Directors' nominees for director and for proposals 2, 3 and 4, as set forth in the Notice of Annual Meeting of Shareholders, and on any other matter which may come before the Annual Meeting in accordance with their best judgment.

     This Proxy Statement and the proxy solicited hereby are being first sent or delivered to shareholders of the Company on or about January 23, 2004. Any shareholder giving a proxy has the right to revoke it by notifying the Secretary of the Company of such revocation, in writing, at any time before its exercise. Execution or revocation of a proxy will not in any way affect the shareholder's right to attend the Annual Meeting and vote in person.

     A copy of Spartech's Annual Report to Shareholders for the fiscal year ended November 1, 2003 accompanies this Proxy Statement.

                    OUTSTANDING SHARES AND VOTING PROCEDURES

     The outstanding voting securities of the Company on January 12, 2004 consisted of 29,357,101 shares of Common Stock, $0.75 par value per share, entitled to one vote per share.

     Only shareholders of record at the close of business on January 12, 2004 are entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy to constitute a quorum.

     With respect to proposal 1, a plurality of the votes cast in person or by proxy at the Annual Meeting is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors, up to the number of directors to be elected at the meeting. With respect to proposal 2, the vote of a majority of the issued and outstanding shares of common stock is required to approve the proposal. With respect to proposals 3 and 4, a majority of the votes cast in person or by proxy at the Annual Meeting is required to approve the proposal, provided that the total vote cast on proposal 3 must represent over 50% of the shares of common stock. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.
Abstentions will be counted in the tabulations of the votes cast on proposals 2, 3 and 4, and will therefore have the same effect as negative votes. Broker non-votes, however, will not be counted for the purpose of determining whether the proposal has been approved.


                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. All directors hold office for a term of three years. The Class B directors elected at this Annual Meeting will hold office until the Annual Meeting of Shareholders in 2007, the Class C directors will continue in office until the Annual Meeting of Shareholders in 2005, and the Class A directors will continue in office until the Annual Meeting of Shareholders in 2006, and, in each case, until their successors are duly elected and qualified.

     The Board of Directors has nominated Bradley B. Buechler, Randy C. Martin and Calvin J. O'Connor, present directors of the Company, to be reelected Class B directors of the Company. Vita International Limited, the Company's largest shareholder, and the Company's executive officers and directors have informed the Company that they intend to cast their votes, aggregating 5,723,169, "FOR" these Board nominees.

     Mr. O'Connor is currently employed by British Vita PLC, which is the parent company of Vita International and which in 2002 announced its intention to have Vita International divest its shares of the Company. In the event of a divestiture which would cause Vita's ownership to fall below 1,000,000 shares, Mr. O'Connor has agreed to resign as a director or, if the divestiture occurs before the 2004 Annual Meeting, to withdraw as a nominee. In either of such events, the Board of Directors has determined not to replace Mr. O'Connor and to reduce the size of the Board of Directors from nine to eight members. This reduction would give the Governance Committee of the Board of Directors the opportunity to consider the availability of candidates who qualify as "independent" directors under current rules of the Securities and Exchange Commission and the New York Stock Exchange and to make recommendations to the full Board of Directors as to the future size and composition of the Board.
Such recommendations may or may not include an increase in the size of the Board back to nine members.

     Listed below are the members of the Company's Board of Directors, including the nominees for election to the Board, with certain information about each of them including their principal occupations for the last five years:

                                                                   Spartech
                                                                   Director
Name, Age               Principal Occupation and Other              Since
                        Directorships
----------------------  ----------------------------------------    ------
Ralph B. Andy, 59       Mr. Andy is the Chairman and Chief           1998
                        Executive Officer of Pennatronics Corp.
                        He was Chairman and Chief Executive
                        Officer of Polycom Huntsman, Inc. from
                        1977 until March 1998.  His term as
                        director expires at the 2005 Annual
                        Meeting.

Bradley B. Buechler, 55 Mr. Buechler is the Chairman of the          1984
                        Board, President and Chief Executive
                        Officer of the Company. He is a CPA, and was Corporate Controller and Vice
                        President-Finance of the Company from
                        1981 to 1984 and Chief Financial Officer from 1983 to 1987. He became Chief
                        Operating Officer of the Company in 1985,
                        President in 1987, Chief Executive
                        Officer in 1991, and Chairman of the
                        Board in March 1999.  Mr. Buechler is a
                        past Chairman of the Sheet Producers
                        Division of the Society of the Plastics
                        Industry, Inc. and currently serves on
                        several local charitable boards. He
                        currently stands for reelection.

Lloyd E. Campbell, 46   Mr. Campbell is the Managing Director and    2002
                        Head of the Global Private Placement
                        Group at Rothschild, Inc. as well as a
                        member of that firm's Investment Banking
                        Committee.  Prior to joining Rothschild
                        in June 2001, Mr. Campbell was a Managing
                        Director and the Head of the Private
                        Finance Group at Credit Suisse First
                        Boston. Mr. Campbell also serves on the board of directors of Alderwoods Group and the board of trustees of Georgetown
                        University.  In addition, he is the
                        Chairman and Founder of Pride First
                        Corporation, a non-profit organization
                        dedicated to improving the scholastic
                        achievement of young people in New York
                        City.  His term as director expires at
                        the 2005 Annual Meeting.

Walter J. Klein, 57     Mr. Klein is a CPA   and most recently       2003
                        was Vice President, Finance for Stepan
                        Company, a specialty chemicals company
                        listed on the New York Stock Exchange.
                        He brings more than 20 years of
                        industrial and financial expertise to the Board. He was first elected to the Board of Directors in 2003 by the other members of the Board to fill a vacancy resulting from an increase in the size of the Board from eight to nine members. His term as director expires at the 2006 Annual
                        Meeting.

Randy C. Martin, 41     Mr. Martin is the Executive Vice             2001
                        President and Chief Financial Officer of the Company. He is a CPA, and was with KPMG Peat Marwick from 1984 to 1995. Mr.
                        Martin became Corporate Controller of the Company in 1995 and was named Vice
                        President and Chief Financial Officer in
                        1996.  He became an Executive Vice
                        President in September 2000.  He
                        currently stands for reelection.

Calvin J. O'Connor, 51  Mr. O'Connor is a Chartered Accountant in    1998
                        the United Kingdom.  He joined British
                        Vita PLC in 1996 and became first a
                        member of its board of directors and
                        later its Finance Director.  In January
                        2002, Mr. O'Connor became Director of
                        British Vita's Industrial Operations. He currently stands for reelection, subject to British Vita's continuing ownership of a minimum number of the Company's shares as described above.

Jackson W. Robinson, 61 Mr. Robinson is the President of Winslow     1993
                        Management Company, a division of Adams
                        Harkness & Hill in Boston, having held
                        that position since 1983.  He is also a
                        director of Jupiter Global Green
                        Investment Trust PLC & Jupiter European
                        Opportunities Trust PLC, and a Trustee of
                        Suffield Academy.  His term as director
                        expires at the 2005 Annual Meeting.

Richard B. Scherrer, 56 Mr. Scherrer has been a partner at           2000
                        Armstrong Teasdale LLP since 1979 and
                        Managing Partner of that firm since
                        January 1998.  Mr. Scherrer is a Fellow
                        in the International Society of
                        Barristers and is listed in The Best
                        Lawyers In America publication. His term as director expires at the 2006 Annual
                        Meeting.

Craig A. Wolfanger, 45  Mr. Wolfanger has been Senior Managing       2001
                        Director-Head of Investment Banking for
                        Parker/Hunter Incorporated since 1995 and serves on its Board of Directors. Prior to joining Parker/Hunter, he was an investment banker with Kidder, Peabody &
                        Co. Incorporated, Alex. Brown & Sons
                        Incorporated and PNC Securities Corp.
                        His term as director expires at the 2006
                        Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE BOARD OF DIRECTORS' SLATE OF NOMINEES.

                 CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

     Mr. Scherrer is the Managing Partner of Armstrong Teasdale LLP, which the Company retained as its principal outside law firm during fiscal 2003 and expects to retain through fiscal 2004.

     Mr. Wolfanger is Senior Managing Director-Head of Investment Banking for Parker/Hunter Incorporated, which acts as remarketing agent for certain revenue bonds issued to finance the Company's Lake Charles, Louisiana compounding plant. During fiscal 2003, Parker/Hunter Incorporated received $8,000 for this service.

     On September 2, 2003, pursuant to the provision in Mr. Buechler's employment contract and approval from the non-management members of the Board of Directors, the Company repurchased 80,000 shares of its Common Stock from Mr. Buechler at $21.19 per common share. The purchase price was the average of the publicly reported high and low sale prices of the common stock on the New York Stock Exchange over the ten trading days prior to the purchase.

                        BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors currently consists of nine directors, five of whom are "independent" as defined under the Corporate Governance Standards of the New York Stock Exchange. The Company's Corporate Governance Guidelines and Director Independence Policy are set forth in the Investor Relations/Corporate Governance section of the Company's website at www.spartech.com (Note: this section of our Company's website will be live prior to the filing of the definitive proxy).

     There were four regular meetings of the Board during fiscal 2003. Every incumbent director attended at least 75% of the aggregate number of formal meetings of the Board and of the committees on which he served. Because the Company schedules its spring meeting of the Board of Directors in conjunction with the Annual Meeting of Shareholders, the Company's directors normally attend each Annual Meeting. The 2003 Annual Meeting was attended by seven of the eight directors then serving.

     In compliance with the NYSE Corporate Governance Standards, the Board holds regularly scheduled executive sessions without management, and will at least annually schedule an executive session with only independent directors. The Board has elected Mr. Robinson as its Presiding Director, to preside over these meetings and any other meetings of the Board at which the Chairman of the Board is not present.

     AUDIT COMMITTEE. The Audit Committee of the Board consists of Messrs. Campbell, Klein (Chairman), Robinson and Wolfanger. It met four times during fiscal 2003. The Audit Committee's function under its written Charter is to appoint the independent accountants to audit the Company's financial statements and perform other services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants the Company's interim and year-end operating results; oversee the external reporting by the Company; consider the adequacy of the internal accounting and auditing procedures of the Company; evaluate the independence of the internal and external auditors; and approve and review any non-audit services to be performed by the independent accountants. A copy of the Audit Committee's Charter is attached to this proxy statement as Exhibit A. The Charter is also posted in the Investor Relations/Corporate Governance section of the Company's website, www.spartech.com. The Board has determined that the Audit Committee Chairman, Mr. Klein, qualifies as an "audit committee financial expert" and that all members of the Audit Committee are "independent" under the NYSE Corporate Governance Standards.

     COMPENSATION COMMITTEE. The Compensation Committee of the Board consists of Messrs. Andy (Chairman), Klein, Robinson and Wolfanger. It met twice during fiscal 2003. The Compensation Committee's function is to review and approve, at least annually, the compensation package for the Chief Executive Officer and the financial terms of any other employment arrangement providing for compensation of more than $200,000 per year, and to approve substantially all stock option grants. The Compensation Committee has a written Charter, which is posted in the Investor Relations/Corporate Governance section of the Company's website, www.spartech.com. The Board has determined that all members of the Compensation Committee are "independent" under the NYSE Corporate Governance Standards.

     GOVERNANCE COMMITTEE. The Governance Committee of the Board consists of Messrs. Andy, Campbell (Chairman), Robinson and Wolfanger. It met four times during fiscal 2003. The Governance Committee's functions include ensuring that the Company is governed in an appropriate manner, ensuring that the membership of the Board continues to have a high degree of quality and independence by performing the functions generally carried on by a Nominating Committee, reviewing and making recommendations to the Board as to the appropriate amount and form of compensation for non-employee directors, and ensuring that any future change of control of the Company would occur, if at all, only on terms fair to the Company's shareholders. The Governance Committee has a written Charter, which is posted in the Investor Relations/Corporate Governance section of the Company's website, www.spartech.com. The Board has determined that all members of the Governance Committee are "independent" under the NYSE Corporate Governance Standards.

                                 CODE OF ETHICS

     The Company has adopted a Code of Ethics for its Chief Executive Officer and Senior Financial Officers. It has posted such Code of Ethics on its website and intends to satisfy the disclosure requirement under Item 10 of Form 8-K by posting such information on its website. The Company also has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes are posted in the Investor Relations/Corporate Governance section of the Company's website, www.spartech.com.

                            COMPENSATION OF DIRECTORS

          During 2003, the Company paid each non-management director other than Mr. O'Connor an annual fee of $27,000 and paid the same fee to British Vita PLC for providing the services of Mr. O'Connor. Upon the resignation of Roy Dobson from the Board of Directors on December 31, 2002, the Company ceased paying British Vita PLC an additional fee of $36,000 for services provided to the Company by its directors. Beginning January 1, 2004 the annual fee paid to each non-management director other than Mr. O'Connor increased to $40,000 and British Vita PLC will be paid the same fee for providing the services of Mr. O'Connor. Mr. Robinson will receive an additional $20,000 annual fee as Presiding Director, Mr. Klein will receive an additional $15,000 annual fee as Audit Committee Chairman, Mr. Andy will receive an additional $10,000 annual fee as Compensation Committee Chairman, and Mr. Campbell will receive an additional $10,000 annual fee as Governance Committee Chairman. Each non-management director other than Mr. O'Connor receives $1,200 for each Board and Committee Meeting attended and British Vita PLC receives the same fee for each Board meeting attended by Mr. O'Connor. The Company also reimburses each director for the expenses incurred in attending each meeting.

          Certain non-management directors have been granted options to purchase Common Stock of the Company periodically during their terms as directors. On December 6, 2000 Mr. Scherrer was granted an option for 15,000 shares with a ten year term and an exercise price at the then fair market value of the Company's Common Stock of $11.19;
upon his election to the Board effectiveJanuary 2, 2001
Mr. Wolfanger was granted an option for 15,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $20.56; on December 6, 2001 Messrs. Andy, Robinson, Scherrer and Wolfanger were each granted options for 15,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $21.10; upon his election to the Board effective March 13, 2002 Mr. Campbell was granted an option for 15,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $24.50; and on September 4, 2003 Mr. Klein was granted an option for 15,000 shares with a ten-year term and an exercise price at the then fair market value of the Company's Common Stock of $22.49.

          Subject to shareholder approval of proposals 2 and 3 at the Annual Meeting, it is the current intention of the Governance Committee to replace future grants of stock options to the Board of Directors with an annual grant to each non-management director of restricted stock units under the 2004 Equity Compensation Plan having a value of $30,000 based on the market value of the Company's common stock at the date of grant. Although these restricted stock units would be immediately vested, they would be non-transferable and non-redeemable until one year after the end of the director's service on the Board. At that time, they would be exchanged for shares of the Company's common stock, thus providing the directors with an incentive to increase the long-term value of the common stock.


                              DIRECTOR NOMINATIONS

     The Governance Committee of the Board of Directors is responsible under its Charter for identifying and selecting qualified candidates for election to the Board prior to each annual meeting of the shareholders. In addition, shareholders who wish to recommend a candidate for election to the Board may submit such recommendation to the Presiding Director of the Company. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 26, 2004 for consideration by the Governance Committee for the 2005 Annual Meeting.

          Although the Governance Committee is willing to consider candidates recommended by shareholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by security holders. The Committee believes that a formal policy is not necessary or appropriate both because of the small size of the Board and because the Company has historically afforded representation on its Board to major shareholders on a case by case basis. For at least the past several years, the Company has not had any recommendations by shareholders for nominations to the Board.

          The Governance Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board of Directors in order to be considered for nomination by the Committee. In identifying and evaluating nominees for director, the Committee considers each candidate's qualities, experience, background and skills, as well as any other factors which the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a shareholder, another director, management or otherwise. The Company does not pay a fee to any third party for the identification or evaluation of candidates.

                          COMMUNICATION WITH DIRECTORS

          The Company has established procedures for shareholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the Board by mail at: Spartech Board of Directors,
Attention: Jackson W. Robinson, Presiding Director, Sixty State Street, 12th Floor, Boston, MA 02109. All communications made by this means will be received directly by the Presiding Director.

          The Company has arranged for a third-party company, called The Network, to provide an Ethics Hotline for employees, security holders and other interested parties to communicate concerns involving internal controls, accounting or auditing matters directly to the Audit Committee. The Company's Ethics Hotline phone number is 800-886-2144 (U.S. and Canada) or 770-582-5285 (International). The Ethics Hotline can also be used to communicate other concerns to the Company's management. Concerns can be reported anonymously, if the caller chooses.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

To Our Shareholders:

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving at least annually the compensation package for the Chief Executive Officer, and the financial terms of any other employment arrangement providing for compensation of more than $200,000 per year. The Compensation Committee also approves substantially all stock options awarded to employees, based upon their individual performance and the economic value created by their respective operating units. Our objective is to provide compensation that is fair and equitable to both the employee and the Company, considering the employee's overall responsibilities, professional qualifications, business experience and technical expertise, and the resultant combined value of the employee to the Company's long-term performance and growth.

     The Compensation Committee periodically reviews the compensation established for each employee for whom we are responsible and approves adjustments recommended by the Chief Executive Officer to reflect changes in responsibility for various executives of the Company or economic conditions. We believe that by providing fair and equitable compensation levels, the Company will continue to attract and maintain qualified individuals who are dedicated to the long-term performance and growth of Spartech.

     In establishing the compensation for the Chief Executive Officer, we have consulted independent published surveys and studies by compensation and benefit consulting firms. We have endeavored to establish Mr. Buechler's total compensation at levels approximating the 75th percentile reported for this position for publicly-traded companies of comparable size to Spartech.

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the Company's tax deduction to $1 million per year (the "Compensation Cap") for certain compensation paid in a given year to the Chief Executive Officer and the four highest compensated executives other than the Chief Executive Officer named in the Proxy Statement. The Code and regulations issued under the Code exclude from the Compensation Cap amounts based on attainment of pre-established, objective performance goals, if certain other requirements are met. The Committee's policy is to structure compensation programs, including stock option and bonus plan awards, for covered executives that will be deductible without limitation.

/s/Ralph B. Andy   /s/Walter J. Klein   /s/Jackson W. Robinson
Ralph B. Andy      Walter J. Klein      Jackson W. Robinson
Chairman

/s/ Craig A. Wolfanger
Craig A. Wolfanger





                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 for fiscal 2003.

                                                                     Long-Term
                                                                    Compensation
                                 Annual Compensation
Name and Principal  Fiscal    Salary  Bonus (1)    Other Annual       Options
     Position        Year                        Compensation (2)     Granted
------------------  ------   -------- ---------  -----------------  ------------
Bradley B. Buechler  2003    $727,212  $479,889          $ 207,326       100,000
Chairman,            2002    $649,038  $486,567          $ 111,465       200,000
President, and       2001    $649,038  $   - (1)         $ 135,381        30,000
Chief Executive
Officer


George A. Abd        2003    $281,260  $240,000          $  21,076        30,000
Executive Vice       2002    $247,000  $240,000          $  21,686        25,000
President Color      2001    $230,000  $200,000          $  16,132        22,000
and Specialty
Compounds

Randy C. Martin      2003    $275,750  $175,000          $  20,200        30,000
Executive Vice       2002    $250,682  $150,000          $  20,542        25,000
President and Chief  2001    $216,828  $112,500          $  19,305        22,500
Financial Officer

David G. Pocost      2003    $227,652  $120,000          $  20,240        30,000
Executive Vice       2002    $213,571  $120,000          $  20,580        25,000
President, Extruded  2001    $211,538  $107,500          $  19,026        22,500
Sheet and Rollstock

Jeffrey D. Fisher    2003    $205,000  $ 85,000          $  19,931        15,000
Vice President and   2002    $205,342  $ 75,000          $  19,867        15,000
General Counsel      2001    $197,788  $ 67,500          $  18,757        15,000



(1) Under the Company's bonus plan, discretionary bonuses are paid to all its executive officers except its Chief Executive Officer, Mr. Buechler. Mr. Buechler's bonus is determined under a formula provided in his employment agreement, which requires the Company's annual pre-tax earnings to meet a minimum threshold each year in order to entitle him to a bonus. For fiscal 2001, the Company's pre-tax earnings did not reach the minimum threshold required.


(2) The amounts disclosed in this column for fiscal year 2003 include Company contributions to non-qualified deferred compensation arrangements on behalf of Mr. Buechler, $198,393; Mr. Abd, $15,000; Mr. Martin, $15,000; Mr.
     Pocost, $15,000; and Mr. Fisher, $15,000.


Option Grants
     The following table summarizes option grants made during fiscal 2003 to the executive officers named above.

                            Individual Grants                                Potential Realizable
                                                                           Value at Assumed Annual
                                                                             Rates of Stock Price
                                                                           Appreciation For Option
                                                                                   Term (1)
        Name            Number of    % of Total    Exercise   Expiration
                       Securities     Options       Price        Date
                       Underlying    Granted to
                         Options     Employees
                         Granted     in Fiscal
                                        Year
                                                                               5%           10%
--------------------   -----------   ---------    ----------  ----------   ----------   ----------
Bradley B. Buechler     100,000 (2)    22.4%        $18.08     12/11/12     $1,137,041   $2,881,486

George A. Abd            30,000 (2)     6.7%        $18.08     12/11/12    $   341,112   $  864,446

Randy C. Martin          30,000 (2)     6.7%        $18.08     12/11/12    $   341,112   $  864,446

David G. Pocost          30,000 (2)     6.7%        $18.08     12/11/12    $   341,112   $  864,446

Jeffrey D. Fisher        15,000 (2)     3.3%        $18.08     12/11/12    $   170,556   $  432,223

(1) The rates of appreciation presented of 5% and 10% are set by the Securities and Exchange Commission, and therefore, are not intended to forecast future appreciation of the Company's stock price.

(2)All options were granted at market value and vest in four equal annual installments beginning December 12, 2003.

Option Exercises and Outstanding Options
     The following table summarizes all options exercised in fiscal 2003 and unexercised options at the end of fiscal 2003 for the executive officers named above.




       Name           Shares       Value      Number of Unexercised Options     Value of Unexercised
                     Acquired   Realized (1)     at Fiscal Year End (2)        "In-the-Money" Options
                        on                                                     at Fiscal Year End (1)
                     Exercise
                                               Exercisable   Unexercisable   Exercisable  Unexercisable
------------------  ----------   ----------    -----------   -------------   -----------  -------------
Bradley B. Buechler   75,000       $ 839,625        412,500     265,000 (2)    $1,939,100     $1,001,850

George A. Abd          7,187      $   44,583         48,625      60,000 (2)    $  134,264     $  326,888

Randy C. Martin        5,000      $   23,950         36,000      60,000 (2)    $  204,668     $  326,888

David G. Pocost        5,000      $   26,500         36,000      60,000 (2)    $  204,668     $  326,888

Jeffrey D. Fisher        -                 -         21,250      33,750 (2)    $   97,726     $  189,825

(1) The values represent the difference between the exercise price of the options and the price of the Company's Common Stock on the date of exercise and at fiscal year end, respectively.

(2) These represent the unvested portion of options granted during fiscal 2001, 2002 and 2003 which vest in four equal annual installments beginning one year after date of grant.

Employment Agreements

Mr. Buechler

     Effective November 1, 2002, the Company entered into an Amended and Restated Employment Agreement with Mr. Buechler, which modified but continued Mr. Buechler's existing employment agreement. The Agreement will continue until terminated either by the Company on three years' notice or by Mr. Buechler on one year's notice. Notice of termination may not be given before November 1, 2005, except that if a "Change of Control" (described below) occurs, Mr. Buechler may give notice of termination at any time on or after November 1, 2003. For 24 months after termination of the Agreement, Mr. Buechler may not disclose any Company trade secrets, solicit the Company's customers, business or employees, or otherwise compete directly with the Company.

     The Agreement provides for compensation consisting of: (i) an annual base salary of $700,000 subject to periodic review by the Board, (ii) an annual bonus equal to 0.9% of the Company's annual earnings before income taxes, subject to certain adjustments and exceptions, (iii) a one-time stock option grant of 100,000 shares on December 12, 2002, which is in addition to options granted under previous versions of his employment agreement and any other options which the Board may grant him after 2002 under the Company's stock option plans, (iv) an annual contribution to a "split dollar" life insurance policy maintained for Mr. Buechler equal to 15% of his base salary plus the amount of the premium on $1,250,000 of term life insurance, and (v) an amount equal to the taxes payable by Mr. Buechler on the annual contribution to the "split dollar" policy. The agreement also contains a provision that Mr. Buechler may require the Company to repurchase during any twelve-month period that the Agreement is in effect, beginning November 1, 2002, a number of shares of his Common Stock not exceeding 15% of his then-current holdings of Common Stock plus currently-exercisable options, subject to certain other terms and conditions, at the average of the publicly-reported high and low sale prices of the Common Stock on the New York Stock Exchange over the ten trading days prior to the sale.

     If the Company terminates Mr. Buechler's employment for any reason other than "Cause" (defined below), or if Mr. Buechler terminates his employment with "Justification" (defined below) or with prior notice (as discussed above), then he will receive a cash severance benefit equal to two times his then current base salary plus the aggregate amount of the bonuses paid or earned by him in the two years before the notice of termination is given. However, if a Change of Control has occurred before the termination, the severance benefit becomes
2.95 times the sum of base salary plus one-third of the aggregate amount of bonuses paid or earned by him in the three years before the notice of termination is given. In either case, if the severance benefit and any other payments received as a result of the termination are subject to the excise tax imposed on excessive termination payments under the Internal Revenue Code, the Company will pay Mr. Buechler an additional severance amount so that he will receive the same net amount he would have received if there had been no excise tax.

     The Agreement defines certain terms, as follows:

     A "Change of Control" takes place if any of the following occurs: (i) the Board of Directors approves and recommends to the Company's shareholders (A) any consolidation or merger of the Company where either the Company is not the surviving corporation or the Company's shares are exchanged and the shareholders do not retain the same proportionate voting interest in the Company or its successor, (B) a sale or other transfer of all or substantially all of the Company's assets, other than to a subsidiary, or (C) the liquidation or dissolution of the Company; (ii) any person acquires a majority of the Company's voting stock; (iii) the Board of Directors approves any transaction whose purpose or likely effect is to cause the Company's Common Stock to be held by fewer than 300 persons or not to be listed on any national securities exchange; or (iv) there is a change in a majority of the Company's Board of Directors within any 24 consecutive months, unless each new director was approved by a majority of the continuing directors.

     "Cause" for termination of Mr. Buechler's employment by the Company occurs only if he is convicted of a felony, or commits an act or omission (including failure to follow lawful instructions of the Board of Directors) resulting or intended to result in his personal gain at the expense of the Company's property or business. However, Mr. Buechler will not be liable merely for his bad judgment, acts or omissions done in good faith or in connection with any tender, merger offer or other restructuring proposal.

     "Justification" for termination of his employment by Mr. Buechler occurs only if the Company reassigns or restricts him in a way inconsistent with his position, duties, responsibilities and status as Chairman of the Board, President, and Chief Executive Officer or fails to pay him any salary, option or bonus within seven days after he notifies the Company that such amount is due, or otherwise adversely affects or materially reduces any other benefits or rights he has under the Agreement.

Messrs. Abd, Martin, Pocost and Fisher

     The Company has also entered into a three-year employment agreement with Mr. Abd, expiring February 28, 2006, three-year employment agreements with Mr. Martin and Mr. Pocost expiring January 1, 2006, and a three-year employment agreement with Mr. Fisher expiring November 30, 2006. The annual base compensation under these agreements, subject to periodic review for cost of living and/or merit and other increases, is currently $300,000, $275,000, $225,000 and $225,000 respectively. In addition, the agreements require the Company to maintain term life insurance in the amount of $500,000 for Mr. Abd, $300,000 for Mr. Martin and Mr. Pocost and $250,000 for Mr. Fisher, for the employees' designated beneficiaries for the term of the agreements, all premiums thereon to be paid by the Company. The agreements also provide for annual bonuses based upon individual performance and the overall results of the Company's operations.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information as of November 1, 2003 regarding the Company's 1991 Incentive Stock Option Plan, 1991 Restricted Stock Option Plan and 2001 Stock Option Plan:

                        (a)                  (b)                (c)
 Plan category        Number of        Weighted-average   Number of securities
                  Securities to be    exercise price of    remaining available
                     issued upon         outstanding       for future issuance
                     exercise of      options, warrants       under equity
                     outstanding          and rights       compensation plans
                  options, warrants                       (excluding securities
                     and rights                            reflected in column
                                                                  (a))
                  ----------------     ---------------    --------------------
     Equity
  compensation
 plans approved
  by security
    holders            2,522,000             $19.50                 (1)

     Equity
  compensation
   plans not
  approved by
security holders        None                 None                 None

     Total            2,522,000             $19.50


(1) The maximum number of shares for which options may be granted under the Company's 2001 Stock Option Plan during any fiscal year of the Company is 10% of the Company's outstanding shares of Common Stock as of the end of the previous fiscal year. No options may be granted under the 2001 Stock Option Plan after December 31, 2010. No further options may be granted under any other stock option plans of the Company. In the event of any stock split, reverse stock split or stock dividend in excess of 5%, or any other recapitalization, combination or exchange affecting the Common Stock generally, the number and kind of shares available for issuance under the stock option plans will be appropriately and automatically adjusted.





                             AUDIT COMMITTEE REPORT

     Spartech's management has the primary responsibility for the Company's financial reporting process, including its systems of internal controls, and for the financial statements resulting from that process. The Company's independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee, which is comprised entirely of independent directors, retains the independent auditors and oversees the Company's financial reporting process and the audit on behalf of the Board of Directors.

     In fulfilling our oversight responsibilities for 2003, the Audit Committee:

      Retained Ernst & Young LLP to perform the fiscal 2003 audit.

      Reviewed and discussed with management the Company's audited financial statements for the fiscal year ended November 1, 2003 as well as the quarterly unaudited financial statements.

      Reviewed and discussed with management the quality and the acceptability of the Company's financial reporting and internal controls.

      Discussed with the independent auditors the overall scope and plans for their audit as well as the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

      Reviewed with the independent auditors their judgments as to the quality and the acceptability of the Company's financial reporting.

      Received from the independent auditors the written disclosures and letter required by Standard No. 1 of the Independence Standards Board, and discussed with the independent auditors the auditors' independence from management and the Company, including the impact of permitted non-audit-related services approved by the Committee to be performed by the independent auditors.

      Discussed with the independent auditors and management such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 and other auditing standards generally accepted in the United States, the corporate governance standards of the New York Stock Exchange, and the Audit Committee's Charter.

     Based on the above reviews and discussions, we recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 1, 2003 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

/s/Walter J. Klein   /s/Lloyd E. Campbell   /s/Jackson W. Robinson
Walter J. Klein      Lloyd E. Campbell      Jackson W. Robinson
Chairman

/s/Craig A. Wolfanger
Craig A. Wolfanger

                              FEES PAID TO AUDITORS

     During fiscal 2002 and 2003, the Company retained its principal auditor, Ernst & Young LLP, to provide services in the following categories and amounts:



                                        2002         2003
                                    -----------   ----------
     Audit Fees                       $  271,195   $  277,530

     Financial Information Systems
     Design and Implementation
     Fees                                 None         None

     All Other Fees                    $  78,242   $  230,598

          Other Fees primarily related to work performed in connection with the filing of the Company's shelf registration statement on Form S-3, the review of internal controls, the audit of employee benefit plans and tax consulting services. The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence and believes that they are.


                               SECURITY OWNERSHIP

     The table set forth below identifies the aggregate shares of Common Stock beneficially owned by each director, by each executive officer, by the executive officers and directors as a group, and by each person known to the Company as of December 31, 2003 to be the beneficial owner of more than 5% of the 29,351,907 shares of Common Stock outstanding as of that date.


                                                  Number of      Percentage of
                                                Common Shares    Common Shares
                                                Beneficially      Beneficially
                                                  Owned(1)           Owned


Directors and Executive Officers:              --------------    --------------

Calvin J. O'Connor                                5,382,836 (2)            17.3%
Bradley B. Buechler                                 585,390 (3)             1.9%
Ralph B. Andy                                       175,261 (4)                *
George A. Abd                                        78,629 (5)                *
David G. Pocost                                      75,931 (5)                *
Randy C. Martin                                      74,682 (5)                *
Jackson W. Robinson                                  55,000 (5)                *
Richard B. Scherrer                                  44,350 (5)                *
Jeffrey D. Fisher                                    36,215 (5)                *
Craig A. Wolfanger                                   31,700 (5)                *
William F. Phillips                                  20,115 (5)                *
Lloyd E. Campbell                                    17,407 (5)                *
Jeffrey C. Blessing                                  15,967 (5)                *
Walter J. Klein                                      15,000 (5)                *
Phillip M. Karig                                      9,000 (5)                *

All Directors and Executive Officers as a         6,617,483 (5)            21.2%
Group (15 persons)

Other Beneficial Owners In Excess of 5% of the Common Shares Outstanding:

Vita International Limited                        5,382,836 (2)            17.3%
Soudan Street
Middleton, Manchester
M24 2DB England

Columbia Wanger                                   2,342,000 (6)             7.5%
Asset Management, L.P.
227 West Monroe Street, Suite 3000
Chicago, IL 60606


Notes To Security Ownership Table:

* Less than 1%.

(1) Includes shares issuable upon exercise of currently exercisable options as noted for the respective owners.

(2) Mr. O'Connor, a director of the Company, is also a director of Vita International Limited and a director of British Vita PLC; as such, this amount represents shares owned by Vita International Limited.

(3) Includes 495,000 shares issuable upon exercise of currently exercisable options.

(4) Includes 25,000 shares issuable upon exercise of currently exercisable options, and 150,261 shares owned by RBA Partners, L.P. Mr. Andy is the sole shareholder of RBA Investments, Inc., which is a 0.1% general partner of RBA Partners, L.P. As such, Mr. Andy, through RBA Investments, Inc. has investment and voting power over the shares owned by RBA Partners, L.P.

(5) Includes shares issuable upon exercise of currently exercisable options, as follows: Mr. Abd, 68,001; Mr. Pocost, 55,375; Mr. Martin, 55,375; Mr. Robinson, 40,000; Mr. Scherrer, 30,000; Mr. Fisher, 32,500; Mr. Wolfanger, 30,000; Mr. Phillips, 13,188; Mr. Campbell, 15,000; Mr. Blessing, 12,375; Mr.
  Klein, 15,000; Mr. Karig, 7,500 and all directors and executive officers as a group, 894,314.

(6) Based on information presented as of December 31, 2003 in Columbia Wanger Asset Management, L.P.'s ("WAM") latest available Schedule 13G, WAM beneficially owned 2,342,000 shares of common stock. WAM has shared voting and investment power with WAM Acquisition GP, Inc. the general partner of WAM.




                         COMMON STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total Company shareholder return for the last five fiscal years with overall market performance, as measured by the cumulative return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Chemicals Index, assuming an initial investment of $100 at the beginning of the period and the reinvestment of all dividends.

[GRAPH]


                               11/1/98 10/31/99  10/30/00 10/28/01  11/3/02 11/1/03   CAGR*
                               ------- --------  -------- --------  ------- -------  -------
SPARTECH STOCK PRICE            $18.00   $28.63    $13.00   $21.05   $18.79  $23.18     5.0%
Assumed $100 Investment:
SPARTECH CORPORATION           $   100  $   161  $     74  $   123  $   112 $   140     7.0%
S&P 500                        $   100  $   124   $   126  $    99  $    82 $    96  $(0.9%)
S&P Specialty Chemicals Index  $   100  $   107  $     74 $     90  $   104 $   114     2.6%

*Compound annual growth rate.


PROPOSAL 2: TO AMEND THE CERTIFICATE OF INCORPORATION

     The Company's Board of Directors has unanimously determined that the following amendment to the Company's Certificate of Incorporation is advisable and has unanimously voted to recommend the amendment to the Company's shareholders for adoption. The amendment will increase the authorized capital stock of the Company designated as Common from 45,000,000 shares to 55,000,000 shares. The proposed amendment will replace the first paragraph of Article Fourth of the Company's Certificate of Incorporation with the following:

     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is Fifty-Nine Million (59,000,000), of which Four Million (4,000,000) shares shall be Preferred Stock, $1.00 per share par value, (hereinafter called "Preferred Stock"), and Fifty-Five Million (55,000,000) shares shall be Common Stock, $.75 per share par value (hereinafter called "Common Stock").

     As of January 12, 2004 there were 29,357,101 shares of Common Stock outstanding. In addition, the Company's stock option plans provide for the grant of options to acquire additional shares of Common Stock. As of January 12, 2004, options to acquire an aggregate of 2,918,704 shares of Common Stock have been granted pursuant to option plans. The additional authorized shares that would be available for issuance if the proposed amendment is approved may be issued for any proper corporate purpose by the Board of Directors at any time without further shareholder approval (subject, however, to applicable statutes or the rules of the New York Stock Exchange which require shareholder approval for the issuance of shares in certain circumstances). The Board of Directors believes it is desirable to give the Company this flexibility in considering such matters as stock dividends, raising additional capital, acquisitions, awards under the 2004 Equity Compensation Plan described below, or other corporate purposes. The authorization of such shares will enable the Company to act promptly and without additional delay if appropriate circumstances arise which require the issuance of such shares. The Company has no present agreements or commitments to issue any of the additional authorized shares. No shareholder of the Company has any preemptive right to acquire any of the additional authorized shares, so the issuance of the additional authorized shares may correspondingly dilute the percentage interests of current shareholders.



The Board of Directors recommends that shareholders vote FOR this proposal.

PROPOSAL 3: TO APPROVE THE 2004 EQUITY COMPENSATION PLAN

Description of the Plan

The Board of Directors adopted the Spartech Corporation 2004 Equity Compensation
Plan on          December 11, 2003, subject to shareholder approval.
Implementation of the Plan is also subject to an increase in the authorized shares of the Company's common stock, as provided in proposal 2, described above. The full text of the Plan is attached to this Proxy Statement as Exhibit B.

     Purposes of the Plan. The purposes of the Plan are to promote the long-term financial interests of the Company and its shareholders, by enhancing the Company's ability to attract and retain persons eligible to participate in the Plan through incentive compensation opportunities that are competitive with those of other similar companies, and by providing an incentive for the participants in the Plan to identify their interests with those of the Company's other shareholders through compensation based on the value of the Company's Common Stock.

     The Plan will permit the Company to change to a greater usage of restricted stock as long-term incentive compensation, reducing the Company's reliance on stock options. Previously, the Company utilized stock options as its principal form of long-term compensation.

     If the Plan is approved by the shareholders, it will replace the Company's 2001 Stock Option Plan, and no further options will be granted under the 2001 Stock Option Plan.

     Types of Awards. Unlike the 2001 Stock Option Plan, which provides only for the granting of stock options, awards under the 2004 Equity Compensation Plan may be in any one or more of the following forms:

      Stock Options, which give the recipient the right to purchase Company common stock at a price, for a period of time, and on certain other terms and conditions.

      Restricted stock, which consists of shares of common stock issued to a participant subject to certain terms and conditions.

      Restricted stock units, which give a participant the right to receive shares of common stock at a specified future time subject to certain terms and conditions.

     The Board of Directors believes that broadening the plan to permit the award of restricted stock and restricted stock units will provide the Company with greater flexibility in structuring appropriate incentive compensation and is consistent with current trends in corporate long-term incentive compensation, which are de-emphasizing stock options as the exclusive form of equity-based incentive compensation for employees of more mature companies.

     Eligible Recipients; Granting of Awards. Awards under the Plan may be granted by the Compensation Committee of the Board to any of the approximately 3,325 employees of the Company or its subsidiaries, or by the Governance Committee of the Board to members of the Company's Board of Directors. In addition, the Plan permits the Board to delegate to the Company's Chief Executive Officer the power to grant a limited number of awards to employees of the Company or its subsidiaries other than executive officers or directors of the Company.

     The granting of awards to employees under the Plan is completely discretionary. Historically the Company has granted equity incentives consisting of stock options primarily to management and supervisory employees as a part of their annual compensation package, but has also granted stock options to winners of the Company's annual incentive award programs such as its "POP" teams.

     The granting of awards to members of the Board under the Plan is also discretionary. However, in December 2003 the Governance Committee proposed to revise the compensation structure for non-employee members of the Board, as described previously in this proxy statement. Under the revised structure, subject to shareholder approval of the Plan, a major part of the compensation package for the Company's non-employee directors would consist of annual awards of restricted stock units under the Plan, replacing the current practice of alternate-year grants of stock options. The Governance Committee currently proposes to grant to each non-employee director a number of restricted stock units equal to $30,000 divided by the market value of a share of common stock at the time of the grant. The Committee has not yet determined when or on what schedule these grants would be made.

     Shares Subject to the Plan. Awards may be granted under the Plan for up to 3,000,000 shares of common stock. This represents approximately 10% of the number of shares of common stock outstanding on January 12, 2004. On that date, the closing price of the common stock on the New York Stock Exchange was $25.01 per share.

     The maximum number of shares subject to awards under the Plan may not be increased without shareholder approval. However, in the event of any stock split, reverse stock split or stock dividend in excess of 5%, or any other recapitalization, combination or exchange affecting the Company's common stock generally, the number and kind of shares available for issuance under the Plan and any outstanding awards will be appropriately and automatically adjusted.
     Although the 2001 Stock Option Plan also authorizes the issuance of up to 3,000,000 shares, options for only approximately 1,440,149 shares have been granted to date under the 2001 Stock Option Plan. Because that plan will be terminated if the new Plan is approved, the resulting net increase in the total number of shares approved for issuance will be only approximately
1,559,851 shares.

     If a stock option expires or is terminated without being exercised, or if a stock award is forfeited prior to becoming fully vested, the unissued shares may again become subject to being awarded under the Plan. However, shares subject to issuance under options which are settled in cash or are withheld at the time of exercise to pay the exercise price, or shares which are withheld to pay taxes due upon exercise of an option or vesting of a stock award will not be available for new option grants.

     The Company recently extended the term of its previously announced Common Stock repurchase program in order to be able to continue its practice of minimizing the dilutive effect of its stock option plans through the acquisition of shares to offset option exercises. The Company expects to continue the same practice with respect to shares issued pursuant to the 2004 Equity Compensation Plan, depending on the cash available for such purpose and the market price of its common stock.

     Terms of Individual Awards. All awards under the Plan will be subject to the following limitations:

      No award to employees may vest, or become non-forfeitable, earlier than at a rate of 25% per year from the date of grant.

      No individual may receive awards under the Plan during any fiscal year of the Company for more than 2% of the outstanding shares of Common Stock, determined as of the prior fiscal year end; this is a reduction from the 5% limitation under the 2001 Stock Option Plan.

     Subject to these limitations and the other provisions of the Plan, the applicable Committee will determine in each case the persons to receive awards, the particular type of award, the size of the award, and the terms and conditions of each award, including the vesting schedule, the duration of an option, what events (such as termination of employment) will cause the award to terminate prior to exercise or vesting, the manner and timing of payment of the option exercise price or the taxes due upon exercise or vesting, and any restrictions on transfer of the award or the underlying shares.

     Stock Options. All stock options granted under the Plan will be subject to the following limitations:

      The exercise price may not be less than the fair market value of the underlying shares at the time of the grant.

      The exercise price may not be decreased after the stock option is issued.

      No stock option shall contain any "reload" provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.

     The Committee may determine to grant some stock options as "incentive stock options" under Section 422 of the Internal Revenue Code. An incentive stock option entitles the holder to favorable treatment for federal income tax purposes upon its exercise, as described below. To qualify for treatment as an incentive stock option, a stock option must satisfy the following additional limitations:

      Members of the Board are not eligible to receive incentive stock options.

      The maximum term of an incentive stock option is ten years.

      Incentive stock options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of the original grantee may be exercised only by the grantee.

      No individual may receive in any calendar year incentive stock options to purchase shares having a value of more than $100,000, measured as of the date of the option.

      An incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any subsidiary or parent company) must have a maximum term of only five years (rather than ten years) and an exercise price of at least 110% (rather than 100%) of the fair market value of the underlying shares on the grant date.

          Restricted Stock. A participant who receives restricted stock will not be able to dispose of the stock until the conditions for vesting, such as continued employment, have been satisfied; but until the conditions are satisfied the participant will have all the other rights of a stockholder with respect to the shares awarded, including the right to vote the shares and to receive dividends on the shares. However, the terms of the award may require the shares and dividends to be kept in escrow to assure repayment to the Company in the event they are forfeited because of failure of the conditions.

          Restricted Stock Units. A participant who receives restricted stock units will have the right to receive, at the end of the restricted period, one share of common stock for each unit. Until then, the participant will not be able to dispose of the units and, unless otherwise provided in an individual award, will not have any rights of a stockholder, including the right to vote or receive dividends on the underlying shares. The Governance Committee has determined that the restricted period for the initial awards of restricted stock units to directors will extend until one year after the director leaves the Board, but the Committee may vary this period for future awards.

          Duration, Amendment and Termination of Plan. No awards may be made under the Plan until its approval by shareholders or after December 31, 2010.

          The Board may amend or terminate the Plan at any time; however, shareholder approval will be required for any amendment which would:

           Materially increase the maximum number of shares which may be issued pursuant to awards under the Plan,

           Expand the types of awards that may be granted under the Plan,

           Materially extend the term of the Plan,

           Permit the granting of stock options at less than fair market value,

           Permit the repricing of outstanding options, or

           Increase the number of shares which may be granted to any single participant in the Plan.

          Any amendment must also comply with the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission. No amendment or termination may adversely affect the rights of any participant under any existing award without the written consent of the participant.

          Securities Registration. The Plan does not contain any provisions regarding the resale of shares issued upon exercise of options granted under the Plan. However, it is the Company's intention to register the securities issuable as awards under the Plan as well as the underlying shares of Company common stock under the Securities Act of 1933 promptly after shareholder approval, in order to permit the public resale of the shares by award recipients.

     Tax Treatment of Awards

          Stock Options. The following general discussion does not purport to describe all of the possible tax effects of the exercise of an option or a disposition of option shares. It assumes that the option is held by the original holder and exercised for cash. The tax effects of exercise of the option may be different if the option is transferred or if the holder surrenders previously-held shares in payment of the exercise price.

          Generally, the issuance of a stock option under the Plan will have no tax effects on either the option holder or the Company. However, changes in the accounting rules applicable to the Company have been proposed which, if enacted, would require the Company to treat the value of stock options as an expense on its books when the options are granted.

          Upon the exercise of a stock option other than an incentive stock option, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price, and this income will also be subject to Social Security and Medicare taxes. The holder's basis in the shares received will equal the fair market value of the shares as of the date of exercise, and upon a subsequent sale of the shares the holder will recognize capital gain or loss based on the increase or decrease in value from the date of exercise to the date of sale.

          Incentive Stock Options. The exercise of an incentive stock option will not generate taxable income or capital gain to the option holder or a deduction to the Company, but the excess of the fair market value on the exercise date over the exercise price will be included for purposes of determining whether the holder is subject to the alternative minimum tax and if so, the amount of such tax. If the holder retains the shares for a holding period ending two years after the grant of the option or one year after exercise, whichever is later, the holder will recognize capital gain or loss based on the increase or decrease in value from the date of exercise to the date of sale and the company will not receive a tax deduction. However, if the holder disposes of the shares before the end of the holding period, the holder will recognize ordinary income in an amount equal to the excess of either the sale price or the fair market value of the purchased shares on the exercise date, whichever is less, over the exercise price of the option, and the Company will receive an income tax deduction corresponding in time and amount to the taxable income recognized by the option holder.

          Restricted Stock. Generally, the issuance of restricted stock or restricted stock units will have no tax effects on either the option holder or the Company because the shares or units are not immediately vested.
     As restricted stock vests, and is no longer subject to a "substantial risk of forfeiture," the award becomes taxable and the holder will recognize ordinary income in an amount equal to the fair market value of the vested shares. Upon a subsequent sale of the shares, the holder will recognize capital gain or loss based on the increase or decrease in value from the date of vesting to the date of sale.

          Restricted Stock Units. The tax effects are the same as for restricted stock, but because the units do not become taxable until the holder actually or constructively receives the underlying shares it is possible to defer the income tax effects of the award. Even though the units may become vested, or non-forfeitable, if the terms of the restricted stock units defer payout of the shares and prohibit transfer until payout, the holder's recognition of income for income tax purposes will be correspondingly deferred. For example, the restricted stock units proposed to be granted to non-employee directors will not be transferable or payable in shares of common stock, and therefore will not be taxable, until one year after the director ceases to serve on the Board. Although the Company's tax deduction is correspondingly deferred, the Company benefits from the fact that the directors do not need to pay income tax on the units awarded during their service on the Board and are therefore able to maintain a greater ownership stake in the Company.

     The Board of Directors recommends that shareholders vote FOR this proposal.

     PROPOSAL 4: TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

          In December 2003, the Audit Committee appointed Ernst & Young LLP as independent auditors of the Company for fiscal 2004. The Audit Committee proposes that the shareholders ratify the appointment at this Annual Meeting. Ernst & Young LLP has served as the Company's independent auditors since fiscal 2002. The Company has had no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. In the event a majority of the votes cast at the Annual Meeting are not voted in favor of the appointment or if the Audit Committee determines that a change would be in the Company's and its shareholders' best interests, the Committee will reconsider its selection.

          Ernst & Young LLP has advised the Company that its representatives will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends that shareholders vote FOR this proposal.


     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all
     Section 16(a) forms filed by them.

          To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from its directors and executive officers that no other reports were required, all
     Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended November 1, 2003.


     PROPOSALS OF SHAREHOLDERS

          Proposals of shareholders intended for inclusion in the Company's proxy statement for the 2005 Annual Meeting must be received by the Company no later than September 25, 2004. In addition, if a shareholder fails to notify the Company on or before December 9, 2004 of a proposal which such shareholder intends to present at the Company's 2005 Annual Meeting other than through inclusion of such proposal in the Company's proxy materials for the meeting, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.

     MATERIAL INCORPORATED BY REFERENCE

          The Company incorporates by reference into this proxy statement the consolidated financial statements of the Company, supplementary financial information, management's discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and quantitative and qualitative disclosures about market risk contained in our Annual Report on Form 10-K filed on January 17, 2004 and our Quarterly Reports on Form 10-Q filed on March 10, 2003; June 10, 2003; and September 8, 2003.



          Shareholders are urged to sign, date, and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your cooperation is appreciated.

               By Order of the Board of Directors



                                             /s/Jeffrey D. Fisher
                                             Jeffrey D. Fisher
     January 23, 2004                        Secretary




                                                                       Exhibit A

                                 AUDIT COMMITTEE
                 OF THE SPARTECH CORPORATION BOARD OF DIRECTORS

                                     CHARTER
                  (Adopted June 8, 2000; Amended June 5, 2003)


     I. Purposes and Objectives.

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Spartech Corporation (the "Company") shall be solely responsible for selecting and engaging independent public accountants (the "Auditors") to perform the annual audit of the Company's financial statements, monitoring and evaluating the Auditors' performance, and terminating the Auditors.

     The Committee shall serve as an independent and objective party to monitor and evaluate the Company's financial reporting process, internal control systems and internal audit function, the integrity of the Company's financial statements, and the Company's and management's compliance with laws, regulations and policies relating to financial and auditing matters.

     The Committee shall otherwise assist the Board in fulfilling the Board's responsibilities to shareholders, potential shareholders, securities exchanges, regulatory agencies and the investment community relating to the Company's financial statements and related legal and regulatory requirements.

     II. Qualifications of Committee Members.

     Membership on the Audit Committee shall be subject to the following qualifications and requirements:

          A. Independence Requirements.

     The members of the Committee shall satisfy the general requirement of independence as described in the "Spartech Corporation Key Practices and Procedures for Committees of the Board of Directors" as in effect from time to time (the "Key Practices and Procedures").

     The members of the Committee shall also satisfy the additional independence requirements of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, subject to the exemptions provided in Rule 10A-3(c) thereof, and any additional requirements imposed from time to time by applicable laws and regulations of the Securities and Exchange Commission or the New York Stock Exchange.

          B. Financial Literacy.

     Each member of the Committee shall be financially literate or shall become financially literate within a reasonable period of time after his or her appointment to the Committee. The interpretation of this financial literacy requirement, and the determination of whether a member of the Committee meets this financial literacy requirement, shall be made by the Board in the exercise of its business judgment.

          C. Audit Committee Financial Expert.

     From time to time as and when required by applicable laws and regulations, the Board shall determine and disclose whether at least one member of the Committee is an "audit committee financial expert" as defined in the regulations of the Securities and Exchange Commission, and the Board shall take such disclosure requirement into account when selecting members of the Committee.

          D. Accounting/Financial Management Expertise.

     At least one member of the Committee shall have accounting or related financial management expertise as required by the New York Stock Exchange. The interpretation of this accounting or related financial management expertise requirement, and the determination of whether a member of the Committee has accounting or related financial management expertise, shall be made by the Board in the exercise of its business judgment consistent with any definitions promulgated by the Securities and Exchange Commission.

     The Board may presume that a person who satisfies the definition of "audit committee financial expert" as defined in the regulations of the Securities and Exchange Commission has accounting or related financial expertise.

          E. Other Public Company Service

     A director who simultaneously serves on the audit committee of three or more public companies other than the Company may not simultaneously serve on the Committee unless the Board determines in the exercise of its business judgment that such simultaneous service would not impair the ability of the member to effectively serve on the Committee, and unless such determination by the Board is disclosed in the Company's annual proxy statement.

          F. Limitation on Compensation.

     The member may not receive any compensation from the Company other than compensation received solely for service as a member of the Board or a committee thereof. Compensation prohibited by this provision includes, without limitation, any fees paid directly or indirectly for services as a consultant or as a legal or financial advisor, regardless of the amount.

     III. Duties and Responsibilities With Regard to Auditors.

          A. Engagement of Auditors.

     The Committee has sole and direct authority and responsibility for:

      Selecting, appointing, retaining and compensating the Auditors, evaluating their performance (including the performance of the lead partner on the engagement), and terminating their engagement.

      Oversight of the Auditors, including resolving any disagreements between management and the Auditors.

      Pre-approving all non-audit services to be performed by the Auditors which are not prohibited by applicable law or regulation, to the extent such pre-approval is required by applicable law or regulation.

     The Auditors shall be engaged to report directly to the Committee.

          B. Accountability of Auditors.

     The Auditors are accountable and responsible to the Committee for the satisfactory performance of their engagement by the Company.

     The Committee is not responsible for planning or conducting audits or for determining that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

          C. Independence of Auditors.

     The Committee is responsible for ensuring the Auditors' independence, and
     in furtherance of                  such responsibility:

      The Committee shall ensure that the Auditors periodically submit to the Committee a formal written statement delineating all relationships between the Auditors and the Company, and the Committee shall actively engage in a dialogue with the Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditors.

      The Committee shall recommend to the full Board of Directors any action that the Committee deems appropriate in response to the Auditors' report to satisfy itself of the Auditors' independence.

      The Committee shall ensure that the Auditors are not retained by the Company to perform any non-audit services prohibited by applicable law or regulation.

      The Committee shall establish clear hiring policies for employees or former employees of the Auditors.

          D. Annual Report by Auditors.

     At least annually, the Committee shall obtain and review a report by the Auditors describing:

      The Auditors' internal quality-control procedures.

      Any material issues raised by the most recent internal quality-control review or peer review of the Auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits undertaken by the Auditors, and any steps taken to deal with such issues.

      To permit the Committee to assess the Auditors' independence, all relationships between the Auditors and the Company.

          E. Evaluation of Auditors.

     At least annually, on the basis of the foregoing report and its assessment of the Auditors' work throughout the year, and taking into account the opinions of management and the Company's internal auditors, the Committee shall evaluate the Auditors' qualifications, performance and independence, including a review and evaluation of the Auditors' lead audit partner. In addition to assuring the regular rotation of the lead audit partner as required by law, the Committee shall also consider whether there should be a regular rotation of the audit firm itself. The Committee shall present its conclusions to the full Board.

          F. Other Responsibilities With Regard to Auditors.

     The Committee is also responsible for:

      Meeting with the Auditors and Company management to discuss the proposed scope of the annual audit and the audit procedures to be utilized.

      Ensuring that the Company's quarterly financial statements are reviewed by the Auditors prior to the filing of the Company's Form 10-Q to the extent required by Securities and Exchange Commission regulations.

      Discussing with Company management and the Auditors the Company's quarterly unaudited and annual audited financial statements, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      Reviewing the Company's annual audited financial statements and related footnotes, and any significant internal audit reports to management.

       Prior to the filing of the Company's Annual Report on Form 10-K with the Securities and Exchange Commission, reviewing with the Auditors the Company's Critical Accounting Policies, alternative GAAP treatments, and material communications between the Auditors and Company management (such as the "management letter" and "schedule of unadjusted differences").

      Discussing with the Auditors and/or Company management, as applicable:
     - The Auditors' judgments about the quality (and not just the acceptability) of the Company's accounting principles as applied in its financial reporting.
     - Any major issues regarding accounting and auditing principles and practices or the conduct of the annual audit, including any significant changes required in the Auditors' audit plan.
     - The adequacy and effectiveness of internal accounting and financial controls, and any recommendations for improvements in such controls.
     - Any other matters required to be discussed by applicable auditing standards, rules or regulations or which could significantly affect the Company's financial statements.

      Regularly reviewing with the Auditors:
     - Any audit problems or difficulties, including restrictions on the scope of the Auditors' activities or on access to requested information.
     - Any items noted or proposed by the Auditors that were deemed immaterial or otherwise not accepted by management.
     - Any communications between the audit team and the Auditors' national office respecting auditing or accounting issues presented by the engagement.
     -    Any management or internal control letter issued, or proposed to be
     issued, by the Auditors to              the Company.
     -    Any significant disagreements with management.
     - Management's response to such communications, problems, difficulties or disagreements.
     - The responsibilities, budget and staffing of the internal audit function.

     IV. Internal Auditing Function.

     The Committee shall be responsible for monitoring, reviewing and evaluating the performance of the Company's internal auditing function, including its procedures and personnel.

     V.   Other Committee Responsibilities.

     In addition to the foregoing responsibilities and the general responsibilities of the Committee as described in the Key Practices and
     Procedures:

      Communication. The Committee shall provide an open avenue of communication among the Board, the Auditors, internal auditing personnel and management with respect to financial and auditing matters.

      Oversight Meetings. In order to perform its oversight function and provide a forum for issues warranting Committee attention, the Committee shall meet separately with the Auditors, with management, and with the internal auditors (or other personnel responsible for the internal audit function).

      Complaint Procedures. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting; internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regard questionable accounting or auditing matters.

      Earnings Releases and Analyst Guidance. The Committee shall discuss press releases concerning Company earnings, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally and need not be undertaken with respect to each earnings release or each instance of earnings guidance.

      Risk Assessment and Risk Management. The Committee shall, from time to time as it deems necessary or advisable, discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures and Company policies with respect thereto, as well as guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

      Other Public Accounting Relationships. The Committee shall review and evaluate any relationships between the Company and independent public accounting firms other than the Auditors.

      Proxy Statements. The Committee shall be responsible for preparing the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

      Annual Charter Assessment. The Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board of Directors for approval.

      Annual Performance Evaluation. The Committee shall cause its performance to be evaluated annually.

       Advice and Assistance. The Committee shall obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties, and is empowered to retain and compensate such advisors without seeking Board approval.

       Reports to the Board. The Committee shall regularly report its activities to the Board and shall review with the Board any issues that arise with respect to the integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Auditors, and the performance of the Company's internal audit function.

     VI. Administration.

          A. Key Practices and Procedures.

     To the extent not otherwise specifically provided for herein or by specific directive of the Board, the functioning of the Committee shall be subject to and shall comply with the Key Practices and Procedures as in effect from time to time, which are hereby incorporated in this Charter by reference.

          B. Funding.

     The Company shall provide to the Committee appropriate funding, as determined by the Committee, for payment of compensation to outside legal, accounting or other advisors employed by the Committee and for Committee administrative expenses, without the need for approval by the Board or any Company employee other than compliance with standard Company procedures for authentication and recording of disbursements.

     C. Interpretation and Implementation.

     This Charter shall be interpreted and implemented in a manner consistent with the General Corporation Law of Delaware or, to the extent applicable, the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange. Subject to that limitation, the Committee shall have the authority to interpret this Charter to the extent necessary to carry out its duties and responsibilities hereunder, subject to the ultimate authority of the Board under Delaware law.

          D. Amendment.

     This Charter may be amended from time to time by a majority vote of the full Board.


                                                                       Exhibit B
                              Spartech Corporation
                          2004 Equity Compensation Plan


                                    ARTICLE I
                             PURPOSE AND DEFINITIONS


     1.1 Purpose. This Spartech Corporation 2004 Equity Compensation Plan (the "Plan") has been established by Spartech Corporation (the "Company") to promote the long-term financial interest of the Company and its shareholders by (i) enhancing the Company's ability to attract and retain persons eligible to participate in the Plan, through incentive compensation opportunities that are competitive with those of other similar companies, and (ii) providing an incentive for the participants in the Plan to identify their interests with those of the Company's other shareholders, through compensation based on the value of the Company's Common Stock.

     1.2 Definitions.

     "Award" means a right granted to an Eligible Person to receive Options, Restricted Stock or Restricted Stock Units pursuant to the Plan.

     "Board" means the Board of Directors of the Company.

     "Committee" means (i) the Governance Committee of the Board with respect to Awards to members of the Board in their capacity as directors of the Company, or (ii) the Compensation Committee of the Board with respect to all other Awards.

     "Common Stock" means the authorized common stock of the Company, subject to any adjustments under Section 2.3.

     "Company" has the meaning stated in Section 1.1.

     "Eligible Person" means:

     (i) An employee of the Company or any of its Subsidiaries, with respect to Awards of Options or Restricted Stock; or

     (ii) A management or highly compensated employee of the Company or any of its Subsidiaries, with respect to Awards of Restricted Stock Units; or

     (iii) A non-employee member of the Board, with respect to Awards of Options (other than Incentive Stock Options), Restricted Stock, or Restricted Stock Units.

     "Incentive Stock Option" means an Option which is intended to satisfy the requirements applicable to an "incentive stock option" described in Section 422(b) of the Internal Revenue Code.

     "Option" means a right granted to an Eligible Person to purchase Common Stock under this Plan, at a price, for a period of time, and on such other terms and conditions as are established by the Committee consistent with this Plan.

     "Participant" means an Eligible Person who has received an Award under the Plan.
     "Plan" has the meaning stated in Section 1.1.

     "Restricted Stock" and "Restricted Stock Units" have the meanings stated in
     Section 3.1.

     "Subsidiary" means a corporation, limited liability company, partnership, joint venture or other business entity of which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, and any other business venture designated by the Committee in which the Company has a significant interest as determined in the discretion of the Committee.


                                   ARTICLE II
                               Granting of Awards

     2.1 Participation. Subject to the other terms and conditions of the Plan, the Committee shall determine and designate, from time to time in its sole discretion, from among the Eligible Persons, those persons who will be granted one or more Awards under the Plan and who will thereby become Participants in the Plan. The Committee shall also approve the names of all persons to whom Awards are proposed to be made, and shall determine, within the limits set forth in the Plan, the type of Award, the maximum number of shares to be issued pursuant to the Award, the exercise price (if any) to be paid by the Participant, the vesting schedule (if any), and the other terms and conditions of any Award to be granted hereunder.
     The Committee may receive the recommendations of the officers and managers of the Company with respect thereto.

     2.2 Shares Available for Awards. The maximum amount of Common Stock for which Awards may be granted under the Plan is Three Million (3,000,000) shares. Award shares may be issued either from authorized but unissued shares or from shares reacquired by the Company, whether purchased in the open market or in private transactions. Shares subject to issuance under Awards which expire or are cancelled without delivery of shares shall again become available for Awards under the Plan; but shares subject to issuance under Awards which are settled in cash, and shares which are withheld to pay the exercise price or tax withholding with respect to an Award, shall not be available for new Awards.

     2.3 Adjustments to Shares. Upon any stock split, reverse stock split or stock dividend in excess of 5%, or any other recapitalization, combination or exchange affecting the Common Stock generally, the number and kind of shares of Common Stock available for issuance under the Plan shall be appropriately and automatically adjusted. The Committee may in its discretion provide for similar adjustments of outstanding Awards upon any of such events or in the event of any other combination or exchange of shares, spin-off, split-up, merger or consolidation or similar event affecting the Common Stock generally, in order to preserve the benefits or potential benefits of the Awards.

     2.4 Limitation on Individual Grants. No Participant may receive Awards under the Plan during any fiscal year of the Company for more than 2% of the shares of Common Stock outstanding (i.e. excluding treasury shares) as of the end of the Company's previous fiscal year.

     2.5 Limited Delegation of Authority. Notwithstanding Section 2.1 or any other provision of the Plan, the Board may, from time to time by express resolution, pursuant to section 157(c) of the Delaware General Corporation Law and subject to such limitations as are set out in such section or included in such Board resolution, authorize one or more officers of the Company to do one or both of the following: (i) designate Eligible Persons other than the Company's executive officers and directors to be recipients of Awards and (ii) determine the type and size of Awards to be received by such Eligible Persons.

                                   ARTICLE III
                                 Terms Of Awards

     3.1 Types Of Awards. Subject to the provisions of the Plan and applicable laws and regulations, Awards may be made in the form of (i) Options, (ii) shares of Common Stock subject to certain terms and conditions ("Restricted Stock") or (iii) the right to receive shares of Common Stock in the future subject to certain terms and conditions ("Restricted Stock Units"). The terms and conditions of each Award shall be determined by the Committee in its sole discretion and may include, by way of example, continued service with the Company for a stated period of time and/or the attainment of stated performance goals by the Participant, the Company or any business unit thereof.

     3.2 Terms of Options. With respect to each Option, the Committee shall determine in its discretion the terms of the Option, including without limitation:

     (i) The exercise price per share, provided that the exercise price shall not be less than the fair market value of the shares subject to the Option on the date the Option is granted, or if greater, the par value of the shares. Except as incidental to adjustments under Section 2.3, the exercise price of an outstanding Option may not be decreased after the date of grant, nor may an outstanding Option be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.

     (ii) The times at which any Option granted hereunder may be exercised, including the times at which, and/or the conditions subject to which, the Option will first become exercisable in whole or in part, which may include, by way of example and not limitation, continued service with the Company for a stated period of time and/or the attainment of stated performance goals by the Participant, the Company or any business unit thereof.

     (iii) Such other terms as the Committee may deem appropriate, including without limitation the procedures for exercising the Option, the manner of payment of the exercise price and any tax withholding obligations, and any restrictions on the exercise or transfer of the Option or on the transfer of the underlying Shares.

     (iv) No Option granted under the Plan shall contain any "reload" provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.

     3.3 Terms of Incentive Stock Options. In addition to the other provisions of the Plan, Incentive Stock Options shall be subject to all laws and regulations from time to time applicable to "incentive stock options," and shall be subject to the following specific provisions:

     (i) Members of the Board who are not also employees may not receive Incentive Stock Options.

     (ii) No Incentive Stock Option shall be exercisable in whole or in part later than the day preceding the 10th anniversary of the grant date.

     (iii) Incentive Stock Options may not be transferred other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant to whom it is granted only by such Participant.

     (iv) An Incentive Stock Option granted to a person who at the time of the grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent company (A) shall have an exercise price at least 110% of the fair market value of the Shares subject to the Option on the date the Option is granted and (B) shall not be exercisable after the expiration of five years from the date the Option is granted.

     To the extent that an Incentive Stock Option does not meet the requirements of Section 422(b) of the Internal Revenue Code the Option shall not be void but shall be treated as an Option other than an Incentive Stock Option. No Participant shall have any claim for damages or any other recourse against the Company, the Board or the Committee because of the failure of any Option to be an "incentive stock option."

     3.4 Rights of Holders of Restricted Stock. Except as otherwise provided in an individual Award, a Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.

     3.5 Rights of Holders of Restricted Stock Units. Subject to the restrictions set forth in an individual Award, a Participant who receives Restricted Stock Units shall be eligible to receive, at the expiration of the applicable restricted period, one share of Common Stock for each Restricted Stock Unit awarded, at which time the Company shall issue to each such Participant that number of shares of Common Stock. Except as otherwise provided in an individual Award, a Participant who receives Restricted Stock Units shall have no rights as a stockholder with respect to such Restricted Stock Units until such time as shares for such Common Stock are issued to the Participant.

     3.6 Vesting. Awards to employees of the Company or a Subsidiary may not vest earlier than at a rate of 25% per year from the date of grant, except upon the death, disability or retirement of the employee or a change in control of the Company.

     3.7 Awards to Be in Writing. The grant, terms and conditions of each Award shall be evidenced by a written agreement or other written documentation, a copy of which shall be provided to the Participant. The Committee may require the Participant to execute such agreement or otherwise accept the grant and terms as a condition of the Award. In the event of any irreconcilable inconsistency between the provisions of the Plan and the terms or conditions of an Award, the provisions of the Plan shall govern.

     3.8 Limitation of Implied Rights. Neither a Participant nor any other person shall acquire any right in or title to any assets, funds or property of the Company or any Subsidiary by reason of participation in the Plan or the grant of any Award. Neither the Plan nor any Award will constitute a contract of employment or give any Eligible Person any right to be retained in the employ of the Company or a Subsidiary. No Eligible Person or Participant will have any right under the Plan or any Award or as a shareholder of the Company except to the extent such right has accrued under the terms of the Plan and the Award.


                                   ARTICLE IV
                       Administration; Term And Amendment

     4.1 Administration. The Plan shall be administered by the Committee, which may in its discretion interpret the Plan; establish, amend and rescind rules and regulations, forms, notices and agreements relating to the Plan; and make all determinations necessary or advisable for the operation of the Plan. Subject to the provisions of the Plan, the charter and bylaws of the Company and applicable laws, all ultimate powers of approval shall be vested in the Committee as a body, and the Committee shall have absolute and final discretion with respect to all determinations under the Plan.

     4.2 Approval; Duration. Subject to the approval of the shareholders of the Company at the Company's 2004 annual meeting of its shareholders, the Plan shall become effective as of the date of such meeting. Awards may be made from time to time thereafter in the discretion of the Committee, but no Awards shall be made hereunder after December 31, 2010. The Plan shall continue until all shares of Common Stock subject to outstanding Awards have been issued and no Awards remain outstanding.

     4.3 Amendments and Termination. The Board may at any time amend or terminate the Plan; provided that no amendment may, without the further approval of the Company's shareholders, (i) materially increase the maximum amount of Common Stock that may be issued pursuant to Awards hereunder (except for adjustments under Section 2.3), or (ii) expand the types of Awards that may be granted, or (iii) materially extend the term of the Plan, or (iv) permit the granting of Options at less than fair market value, or (v) permit the repricing of outstanding Options (except for adjustments under Section 2.3), or (vi) increase the maximum number of shares which may be granted to any single Participant. Any amendment shall comply with all applicable rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission. No amendment or termination may adversely affect the rights of any Participant which exist on the date the amendment or termination becomes effective, without the written consent of the Participant.

              Adopted by the Board of Directors December 11, 2003.



FORM OF PROXY



THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH ITEM.

Please Mark
Here for Address
Change or Comments   | |
SEE REVERSE SIDE


Item 1 - Election of Directors
Election of three Class B Directors to serve until the 2007 Annual Meeting.
NOMINEES: 01 Bradley B. Buechler; 02 Randy C. Martin and 03 Calvin J. O'Connor. If Mr. O'Connor withdraws as a nominee, only two directors will be elected and no proxy votes will be cast for Mr. O'Connor.

        FOR all the nominees           WITHHOLD
           listed above                     AUTHORITY
         (except as marked             to vote for all the
          to the contrary)            nominees listed above

                |_|                             |_|

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the name in the list above.

Item 2 - To approve an amendment of the Certificate of Incorporation of the Company to increase the authorized number of shares of Common Stock from 45,000,000 to 55,000,000 shares
                                               FOR     AGAINST    ABSTAIN

                                                |_|       |_|        |_|

Item 3 - To approve the Spartech Corporation 2004 Equity Compensation Plan
                                               FOR     AGAINST    ABSTAIN

                                                |_|       |_|        |_|

                                                FOR     AGAINST    ABSTAIN

Item 4 - Ratify Independent Auditors            |_|       |_|        |_|

Item 5 - In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein.


Dated:____________________________________________________________________, 2004


________________________________________________________________________________
                                  (Signature)


________________________________________________________________________________
                          (Signature if held jointly)

Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY
           CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^

                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

      Internet and telephone voting is available through 11:59PM Eastern Time on March 9, 2004.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

------------------------------------        ------------------------------------        ---------------------
             Internet                                  Telephone
    http://www.eproxy.com/seh                       1-800-435-6710                              Mail

Use the Internet to vote.                   Use any touch-tone telephone to              Mark, sign and date
Have your proxy card in hand when           vote.  Have your proxy                       your proxy card
you access the web site.               OR   card in hand when you call.            OR            and
                                                                                        return it in the
                                                                                        enclosed postage-paid
                                                                                        envelope.
------------------------------------        ------------------------------------        ---------------------

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

                           SPARTECH CORPORATION PROXY
                      2004 ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Bradley B. Buechler and Randy C. Martin, and each of them with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the Annual Meeting of Shareholders of Spartech Corporation ("the Company") to be held at Washington University's Knight Center, One Brookings Drive, St. Louis, Missouri 63130, on Wednesday, March 10, 2004, commencing at 10:00 a.m., CST, and at any and all adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote with respect to the following matters, all as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated January 23, 2004.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4 AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON
           SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                        (Continued on the reverse side)
------------------------------------------------------------------------------
Address Change/Comments (Mark the corresponding box on the reverse side)




--------------------------------------------------------------------------------

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                             ^FOLD AND DETACH HERE^